Exhibit 99.1

FOR IMMEDIATE RELEASE

August 15, 2005

For More Information, Contact:

Samuel J. Cox

Chief Financial Officer

(404) 653-2815

Citizens Bancshares Corporation Announces Second Quarter Earnings for 2005

ATLANTA, August 15, 2005 /PRNewswire—FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), announced its 2005 second quarter earnings of $0.22 per diluted share, compared to $0.30 per diluted share in the second quarter of 2004.  The second quarter 2005 results include a $346,000 charge for other-than-temporary impairment of investments in Federal National Mortgage Association and Federal Home Loan Mortgage Corporation perpetual preferred stock, and a $100,000 judgment levied against the Company.  These charges were partially offset by the reversal of a $250,000 judgment the Company won on appeal. As a result, net income for the three month period ending June 30, 2005 was $471,000 compared to $614,000 for the same period in 2004.  For the six month period ending June 30, 2005, net income was $931,000, down from $1,276,000 reported for the same period in 2004.  Earnings per diluted share were $0.44 compared to $0.61 per diluted share for the same period in 2004.

With the exception of the $346,000 charge for other-than-temporary impairment, second quarter results increased $239,000, net of taxes over first quarter 2005 and in line with management’s expectations given the recent developments in the operating environment of a flattening yield curve.  The Company’s fundamentals remain strong.  Net interest income after provision for loan losses increased to $3,664,000 in the second quarter of 2005 compared to $3,589,000 in the second quarter of 2004.  Total revenues also increased to $6,522,000 from $6,467,000 from the second quarter of 2004.  To reduce its reliance on interest-bearing deposits, the Company has marketed and realized solid growth in its noninterest-bearing deposits for the year. Total noninterest-bearing deposits were $65,492,000 at June 30, 2005, up $7,953,000 compared to December 31, 2004.

The Company continued to improve its credit quality during 2005.  Nonperforming assets declined $370,000 for the six month period ended June 30, 2005.  As a percent of total assets, nonperforming assets improved to 1.12 percent at June 30, 2005 compared to 1.23 percent at December 31, 2004.  For the second quarter of 2005, the provision for loan losses was $63,000 compared to $250,000 for the same period in 2004, representing a decline of 75 percent.  The allowance for loan losses was $3,422,000 for the period ended June 30, 2005, compared to $3,183,000 at December 31, 2004. At June 30, 2005, the allowance for loan losses was 92 percent of the nonperforming assets compared to 78 percent at December 31, 2004.  At June 30, 2005, the Company considered its allowance for loan losses to be adequate.

The Company’s capital remains strong.  Comparing June 30, 2005 to June 30, 2004, shareholders’ equity increased 11 percent from $23,847,000 at June 30, 2004 to $26,546,000 at June 30, 2005.  The Company and the Bank had Tier 1 leverage, Tier 1 risk based and total risk-based capital ratios at June 30, 2005 of 9 percent, 14 percent and 15 percent, respectively. Both the Company and the Bank are considered to be “well capitalized” for regulatory purposes.

Citizens Bancshares Corporation is the parent company of Citizens Trust Bank (CTB). With 84 years of history, CTB has assets of more than $330 million and nine offices throughout metropolitan Atlanta and Columbus, Georgia, a branch in Birmingham, and Eutaw, Alabama.  As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality banking products and services. Since 1921, the Bank has continued to fulfill its mission to promote financial stability and business development, stress the principles of thrift, and make home ownership a reality. Today, CTB remains dedicated to neighborhood and small business growth, development and advancement through community reinvestment. Citizens Bancshares Corporation, offers its common stock over-the-counter to the public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

SOURCE: Citizens Bancshares Corporation